Exhibit 99.1

FOR IMMEDIATE RELEASE March 14, 2011

Contact Information Below

CORELOGIC ANNOUNCES APPOINTMENT OF SENIOR VICE PRESIDENT & CONTROLLER

SANTA ANA, CALIF. March 14, 2011––CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, today announced Jim Balas has joined the company as senior vice president and controller.

In his new role, Balas will lead the CoreLogic accounting, financial reporting, SEC reporting, administration, procurement and real estate units and will oversee long-term budgetary planning, cost management policies, programming and accounting, control and reporting operations in line with the CoreLogic strategic plan. Mr. Balas will be appointed as the company’s principal accounting officer effective March 23, 2011, subject to approval by the board of directors.

Balas brings extensive corporate development, finance and accounting experience and leadership capabilities to the CoreLogic executive team. Most recently, he served as vice president, corporate controller at Ameron International, a leading manufacturer of highly engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. While at Ameron, Balas led global financial reporting (internal and external) and analysis; forecasting; accounting and control activities at the corporate level.

Earlier in his career, Balas served in senior finance roles at Keystone Automotive Industries, and as chief financial officer at Solar Integrated Technologies. He began his career in the audit and tax practices at Ernst & Young, where he served both public and privately held companies. Balas last served as an executive member of global corporate development for Ernst & Young’s consulting division which was later acquired by Capgemini.

“We are extremely pleased to have Jim join the CoreLogic management team at a key time for the company. His leadership, finance and accounting depth and diverse corporate development experiences will make him a strong and valuable contributor to our company as we grow,” said Anand Nallathambi, president and CEO of CoreLogic.

Balas received a Bachelor of Science degree in business administration from California State University, Long Beach and an MBA from the University of Southern California.

FOR IMMEDIATE RELEASE March 14, 2011

About CoreLogic

CoreLogic (NYSE: CLGX) is a leading provider of consumer, financial and property information, analytics and services to business and government. The company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built the largest U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. Formerly the information solutions group of The First American Corporation, CoreLogic began trading under the ticker CLGX on the NYSE on June 2, 2010. The company, headquartered in Santa Ana, Calif., has more than 10,000 employees globally with 2010 revenues of $1.6 billion. For more information visit www.corelogic.com.

# # #

Media Contact:	Investor Contact:
Alyson Austin	Dan Smith
Corporate Communications	Investor Relations
714-250-6180	703-610-5410
newsmedia@corelogic.com	investor@corelogic.com